Exhibit 1.01

Conflict Minerals Report of Perry Ellis International, Inc.

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report (“CMR”) of Perry Ellis International, Inc. (herein referred to as the “Company,” “we,” “us,” or “our”) for calendar year 2017, prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission to implement reporting and disclosure requirements arising under the Dodd-Frank Wall Street Reform and Consumer Protection Act related to certain minerals, namely columbite-tantalite, cassiterite, gold, wolframite and their derivatives, which are limited to tantalum, tin and tungsten (collectively, the “Subject Minerals”).  As allowed under the Rule, this CMR is not subject to an independent private sector audit.

If any Subject Minerals are necessary to the functionality or production of a product manufactured by a registrant or contracted to be manufactured by a registrant, that registrant must conduct in good faith a reasonable country of origin inquiry (an “RCOI”) that is reasonably designed to determine whether any of the Subject Minerals originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”) or are from recycled or scrap sources.  Based on its RCOI, if the registrant knows or has reason to believe that its necessary Subject Minerals originated in a Covered Country and are not from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of its Subject Minerals that conforms to a nationally or internationally recognized due diligence framework.  If, as a result of its due diligence, the registrant is unable to determine that its Subject Minerals did not originate in a Covered Country or are from recycled or scrap sources, the registrant must file a CMR containing a description of the measures the registrant has taken to exercise due diligence on the source and chain of custody of its Subject Minerals.

The Company contracts to manufacture apparel and accessory products, and upon analysis, the Company determined that certain of its products may have threads, zippers, fasteners or other components and materials (the “Components and Materials”), which are necessary to the production or functionality of its products, that may contain Subject Minerals.

The Company does not directly purchase any Components and Materials or Subject Minerals from any of the Covered Countries, and it is multiple levels removed in its supply chain from the actual mining of the Subject Minerals that are contained in the Components and Materials.  Based on the Company’s RCOI, we have determined in good faith that for calendar year 2017 (the “Reporting Period”), we do not have sufficient information from our suppliers or other sources to conclude the Subject Minerals necessary for our Components and Materials did not originate in the Covered Countries or that the necessary Subject Minerals were from recycled or scrap sources.

As a result, in accordance with the Rule, the Company undertook due diligence to determine the source and chain of custody of the necessary Subject Minerals contained in the Components and Materials.  In conducting our due diligence, we utilized the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the related supplements on tin, tungsten, tantalum and gold (the “OECD Guidance”), an internationally recognized due diligence framework. The Company designed its due diligence process, management and measures using the OECD Guidance framework for a company downstream in the supply chain.

The Company’s due diligence process and procedures included establishing a Conflict Minerals Policy, which it communicates throughout its supply chain and is incorporated in the Company’s Vendor Code of Conduct requirements.

Then, on an annual basis, the Company conducts a supply chain survey via a third party, utilizing the Responsible Minerals Initiative (“RMI”)’s Conflict Minerals Reporting Template (the “CMRT”) for data collection and verification, in an attempt to determine the origin and chain of custody of the Subject Minerals in the Company’s supply chain.  Supplier responses are evaluated for plausibility, consistency and gaps both in terms of which products were stated to contain or not contain necessary Subject Minerals, as well as the origin of those Subject Minerals.  Additional supplier contacts were conducted in an effort to increase the survey response rate and to address inconsistent statements and incomplete data and responses.

Additionally, smelters and refiners (“SORs”) identified in the supply chain survey are compared against lists of smelter and refinery facilities which have been identified as “active” or “conformant” under the RMI’s Responsible Minerals Assurance Process (“RMAP”), have been accredited by the London Bullion Market Association (“LBMA”), or have been certified by the Responsible Jewellery Council (“RJC”).

A total of 101 suppliers were identified and contacted as in-scope for our RCOI and due diligence process for the Reporting Period. Of these 101 suppliers, a total of 97 suppliers (the “Supply Chain Participants”), or 96%, responded to our survey.  The Company continued to receive survey responses through April 1, 2018. We have relied on these supplier responses to provide us with information about the source of the Subject Minerals contained in the Components and Materials supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

Of the 97 Supply Chain Participants:

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92 Supply Chain Participants (95%) provided responses that indicated they either do not use Subject Minerals in the Components and Materials they supply to us, or that indicated they use Subject Minerals but that did not present any concerns with respect to the source and chain of custody of the Subject Minerals.

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Five Supply Chain Participants (5%) provided responses that contained incorrect, incomplete or inconsistent information, or that indicated they may source Subject Minerals from a country that may present a risk of smuggling from a Covered Country (the “Potential Risk Suppliers”).  We continue to engage with the Potential Risk Suppliers to gather more information about the source and chain of custody of the Subject Minerals they supply to us to determine whether it is possible for the Potential Risk Suppliers to alter or mitigate the risk in their supply chains.

On the basis of the due diligence measures taken, the Company is unable to determine with specificity the country of origin and smelter or refiner for all Subject Minerals in its Components and Materials. Based on the information that the Supply Chain Participants provided to the Company and that was otherwise obtained through our due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the SORs that were used to process the Subject Minerals contained in the Components and Materials included, but may not be limited to, the SORs listed in the chart below. It should be noted that in many cases, the summarized SOR information provided to us by the Supply Chain Participants was produced at a company or divisional level based on all of their products as a whole, rather than being limited to specific products supplied to us. As a result, we are unable to determine whether all of the SORs listed below were actually in our supply chain and our products during the Reporting Period. The chart below reports (i) the name of the smelter or refiner; and (ii) whether the listed smelter or refiner has been certified or accredited by an industry initiative seeking to identify “conflict free” sources.

Subject Mineral	Smelter or Refiner	Certification(s)
Gold	Aida Chemical Industries Co., Ltd.	RMAP
Gold	Asahi Pretec Corp.	LBMA, RMAP
Gold	Asaka Riken Co., Ltd.	RMAP
Gold	Aurubis AG	LBMA, RMAP
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, RMAP
Gold	Chimet S.p.A.	LBMA, RMAP
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	LBMA, RMAP
Gold	Guangdong Jinding Gold Limited	N/A
Gold	Heraeus Metals Hong Kong Ltd.	LBMA, RJC, RMAP
Gold	Heraeus Precious Metals GmbH & Co. KG	LBMA, RMAP
Gold	Istanbul Gold Refinery	LBMA, RMAP
Gold	LS-NIKKO Copper Inc.	LBMA, RMAP
Gold	Matsuda Sangyo Co., Ltd.	LBMA, RMAP
Gold	Metalor Technologies (Hong Kong) Ltd.	LBMA, RJC, RMAP
Gold	Metalor Technologies S.A.	LBMA, RJC, RMAP
Gold	Metalor USA Refining Corporation	LBMA, RJC, RMAP
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	LBMA, RMAP
Gold	Mitsubishi Materials Corporation	LBMA, RMAP
Gold	Nihon Material Co., Ltd.	LBMA, RMAP
Gold	Ohura Precious Metal Industry Co., Ltd.	RMAP
Gold	Republic Metals Corporation	LBMA, RMAP
Gold	Royal Canadian Mint	LBMA, RMAP
Gold	Safimet S.p.A	RMAP
Gold	SEMPSA Joyeria Plateria S.A.	LBMA, RMAP
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	LBMA, RMAP
Gold	Solar Applied Materials Technology Corp.	LBMA, RMAP
Gold	Sumitomo Metal Mining Co., Ltd.	LBMA, RMAP
Gold	Tanaka Kikinzoku Kogyo K.K.	LBMA, RMAP
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	LBMA, RMAP
Gold	Tongling Nonferrous Metals Group Co., Ltd.	N/A
Gold	Umicore S.A. Business Unit Precious Metals Refining	LBMA, RMAP
Gold	United Precious Metal Refining, Inc.	RMAP

Gold	WIELAND Edelmetalle GmbH	RMAP
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA, RMAP
Tin	Alpha	RMAP
Tin	China Tin Group Co., Ltd.	RMAP
Tin	CV Tiga Sekawan	RMAP
Tin	CV United Smelting	RMAP
Tin	CV Venus Inti Perkasa	RMAP
Tin	Dowa	RMAP
Tin	EM Vinto	RMAP
Tin	Fenix Metals	RMAP
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	RMAP
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	RMAP
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	RMAP
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	RMAP
Tin	Jiangxi New Nanshan Technology Ltd.	RMAP
Tin	Malaysia Smelting Corporation (MSC)	RMAP
Tin	Metallo Belgium N.V.	RMAP
Tin	Mineracao Taboca S.A.	RMAP
Tin	Minsur	RMAP
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	RMAP
Tin	Operaciones Metalurgical S.A.	RMAP
Tin	PT Bangka Prima Tin	RMAP
Tin	PT Bangka Tin Industry	RMAP
Tin	PT Belitung Industri Sejahtera	RMAP
Tin	PT DS Jaya Abadi	RMAP
Tin	PT Menara Cipta Mulia	RMAP
Tin	PT Mitra Stania Prima	RMAP
Tin	PT Prima Timah Utama	RMAP
Tin	PT Refined Bangka Tin	RMAP
Tin	PT Stanindo Inti Perkasa	RMAP
Tin	PT Sukses Inti Makmur	RMAP
Tin	PT Timah (Persero) Tbk Kundur	RMAP
Tin	PT Timah (Persero) Tbk Mentok	RMAP

Tin	PT Tinindo Inter Nusa	RMAP
Tin	PT Tommy Utama	RMAP
Tin	Rui Da Hung	RMAP
Tin	Thaisarco	RMAP
Tin	White Solder Metalurgia e Mineracao Ltda.	RMAP
Tin	Yunnan Tin Company Limited	RMAP
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	RMAP
Tungsten	Japan New Metals Co., Ltd.	RMAP
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	RMAP

We continue to take steps to further enhance our due diligence efforts, with the goal of mitigating the risk that Subject Minerals necessary to certain of our products could benefit armed groups in the Covered Countries. These steps include, among others, steps designed to improve the information gathered from our suppliers, increase the response rate of our supplier survey, and influence suppliers in our supply chain that require Subject Minerals to utilize smelters that have been accredited by the RMI or another industry organization described above.

May 29, 2018

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